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Exhibit 99.1

Contacts:
Ed Schnopp Senior Vice President and CFO Financial/Carson (805) 987-8741	Kristyn Hutzell Thomson Investor Relations (415) 617-2543

FOR IMMEDIATE RELEASE

September 12, 2002

POWER-ONE REAFFIRMS Q3 2002 OUTLOOK AND
ANNOUNCES FURTHER COST REDUCTIONS

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  Expects Q3' 02 net sales of $56-$59 million and cash loss per basic share of $0.06-$0.08

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  Restructuring initiatives to yield approximately $25 million of annual operating expense savings

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  Restructuring/asset impairment and inventory charges of approximately $60 million and $70 million, respectively; goodwill write-down of $68 million

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  Expects quarterly breakeven sales at EBITDA line to be below $55 million

        Camarillo, CA, September 12, 2002—Power-One, Inc. (NASDAQ: PWER) today announced that it is reaffirming its previously stated guidance for the third quarter 2002. The company expects net sales to be approximately flat to slightly up compared with sales of $56.2 million achieved in the second quarter 2002, or approximately $56-$59 million, with a cash loss per basic share in the range of $0.06-$0.08.

        Underscoring Power-One's ongoing efforts to reduce costs and accelerate its return to profitability, the company also announced a restructuring initiative which includes the consolidation of manufacturing facilities and a reduction in workforce by approximately 24%. Beginning in early 2003, these actions are expected to result in annualized operating expense reductions of approximately $25 million. In addition, the company anticipates the restructuring to reduce EBITDA breakeven to be below $55 million, down from $65-$70 million and operating breakeven to approximately $65 million, down from $80-$85 million.

        In connection with the restructuring plan, the company currently expects to record pre-tax restructuring charges of approximately $15 million, primarily related to employee severances and facility consolidations. Approximately $11 million of the restructuring charges are cash components. Pre-tax asset impairment charges of approximately $45 million related to asset write-downs of factory and office equipment and certain intangible assets in accordance with SFAS 144 are also expected to be recorded. Finally, the company expects to record a pre-tax inventory charge of approximately $70 million to revalue inventory and provide for obsolescence and an approximately $68 million write down of goodwill in accordance with SFAS 142, respectively. All of the aforementioned charges are expected to be recorded during the third quarter 2002.

        Driven by rapid technological changes and shorter product life cycles in its major markets, Power-One recently changed its inventory policy to assess excess and obsolete inventory over a 12 month period, compared with its previous policy of 24 months. Specifically, the company is seeing shifts to increasingly smaller converters with higher power densities in the DC/DC market as well as decreasing product life cycles driven by faster replacement of older products with new designs by its customers. The inventory charge is primarily the result of this inventory policy change as well as discontinued product lines.

        Commenting on the announcement, Steve Goldman, CEO and Chairman of Power-One said, "Key elements of our restructuring initiatives include closing facilities in areas with escalating costs and poor asset utilization such as California, Mexico and Puerto Rico and transferring production and other key business functions to our lower cost facilities. We have been carefully monitoring customer demand and evaluating our operations throughout this unprecedented downturn in the industry. Based on what we have seen in the marketplace and what our customers tell us, the downturn in communications has been much longer and deeper than anyone would have predicted, and we do not see significant improvements in the near term. Although these decisions have been difficult to make, we believe they are required to further lower our operating costs and breakeven point with the goal of realigning the business with our current quarterly sales expectations."

        The planned changes will primarily impact two areas. The first is the Energy Solutions business which is a global provider of DC power reserve systems, where key business functions for North America will be relocated from Costa Mesa, California to join with the division's sales and marketing office in Dallas, Texas. The manufacturing of rectifier power modules will be transferred to Power-One's low-cost manufacturing facility in the Dominican Republic and to contract manufacturers in Asia.

        The second area is the planned closures of its manufacturing facility in Mexico and a distribution center in Puerto Rico, with all operational activities to be transferred to the Dominican Republic, where many of the company's embedded products, such as AC/DC power supplies and DC/DC converters, are manufactured.

        Mr. Goldman concluded, "Throughout this market downturn we have focused on reducing our breakeven cost structure, becoming even more responsive to our customers' needs, significantly increasing investments in next-generation R&D efforts, and driving to reduce working capital and strengthen our balance sheet. As a result, today our liquidity remains strong with approximately $100 million in cash and very little debt outstanding. Additionally, we have been successful in winning significant new designs with both current and new customers, and new orders and backlog have improved in 2002. Looking ahead, we are confident that the initiatives announced today enhance our position for long-term success and that we are taking the necessary steps to facilitate the company's return to profitability."

        Power-One will announce its final results on October 23, 2002 before the market opens. Management anticipates holding a conference call to discuss the results and provide guidance for the fourth quarter of 2002 at approximately 8 a.m. PST. Details of the conference call will be available prior to the call.

Restructuring Announcement Conference Call:

        Power-One will be holding a conference call with investors and analysts on Thursday, September 12, 2002 at 8:00 a.m. PST. The call will be available over the Internet through the company's investor relations website at www.power-one.com. To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the company's website at www.power-one.com through September 18, 2002.

About Power-One:

        Power-One is a leading designer and manufacturer of power conversion products sold to telecommunications and Internet service providers, and datacom and telecom equipment manufacturers. Power-One, with headquarters in Camarillo, CA, has approximately 2,600 employees with manufacturing and R&D operations in California, Massachusetts, Mexico, Dominican Republic, Puerto Rico, Switzerland, Slovakia, Norway, Ireland and China.

        For information on Power-One and its products, visit the company's Web site at www.power-one.com.

        This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "estimate," "anticipate," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including a continuation of the general economic slowdown, continued price pressure and ongoing pervasive weakness throughout the communications industry. See "Risk Factors" in the Company's 2001 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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  Exhibit 99.1